FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2005 RESULTS

~ Fiscal 2005 Net Sales Increased 10.6% to $920.5 million ~
~ Fiscal 2005 EPS Advanced 29% to $1.30 (Excluding Charges) ~
~ Fiscal 2006 Net Sales Expected to Increase 8.5% to 10.5% to over $1 Billion and EPS
Expected to Increase 15% to 19% to $1.50 to $1.55 ~
--------------------------------------------------------------------------------------------------------------------

        New York, New York (August 11, 2005) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.

FOURTH QUARTER RESULTS

          Net sales advanced 21% to $187.1 million for the three months ended June 30, 2005, from $154.6 million in the comparable three month period of the prior year, and ahead of previously announced expectations. The sales growth was driven by sales of the Britney Spears' Curious fragrance to additional retailers in the U.S, Curious' continued success internationally and increased sales of Elizabeth Arden skin care and color products. Excluding the favorable impact of foreign currency translation, net sales increased 19.6%.

          Gross margin expanded 340 basis points to 45.1% from 41.7% in the comparable period last year, primarily reflecting greater margin contribution from the Company's owned and licensed brands this quarter versus the same period last year. While selling, general and administrative expenses increased 18%, primarily due to increased advertising expenditures to support brand growth, selling, general and administrative expenses as a percentage of net sales decreased by 130 basis points reflecting operational efficiencies and leverage from increased sales volumes.

          Net loss per share improved by $0.24 to a loss of $0.11 per share for the fourth quarter compared to a loss of $0.35 per share in the prior year period. Earnings results for the current period exclude an impairment charge of $2.2 million related to the sale of the Company's Miami Lakes facility and disposition of related assets, net of related tax benefits. Results for the comparable period of the prior year exclude debt extinguishment and restructuring charges as well as the accelerated accretion on converted preferred stock. On a reported basis, the Company had a loss of $0.16 per share for the fourth quarter of fiscal 2005 compared to a loss of $1.12 per share for same period of the prior year.

          The sale of the Miami Lakes facility closed on August 1, 2005. The Company used the approximately $9.9 million in net proceeds from the sale of the facility and related equipment to repay borrowings under its credit facility.

          E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "This was another successful year for our Company, particularly from a product development and brand building standpoint. Not only did we experience significant growth for the Elizabeth Arden brand, led by the successful launch of the Elizabeth Arden Provocative Woman fragrance and the Color Intrigue cosmetics line but we built the Britney Spears Curious brand into the number one woman's fragrance launch. The Curious fragrance continues to perform extremely well with all of our retail customers globally and we expect to continue to advertise aggressively behind this brand."

          "We have a robust pipeline of product innovation and strategic initiatives planned for fiscals 2006 and 2007. The second fragrance under the Britney Spears license, Fantasy Britney Spears, is scheduled to ship into U.S. department stores this fall and internationally early next year. The recently announced alliance with Allergan, Inc., a leader in pharmaceutical dermatology and the maker of Botox® Cosmetic, will allow us to exclusively produce and market PREVAGE™ , the breakthrough anti-aging treatment to prestige retailers worldwide. PREVAGE™ , which has received an extremely enthusiastic reception from retailers, is expected to be on counters at U.S. department stores by the 2005 holiday season and is scheduled to launch in international markets beginning next year. There also is an exciting line-up of new products within the Elizabeth Arden franchise, including a new fragrance, 5th avenue after five. In addition, we have entered into an exclusive licensing agreement with International Speedway Corporation, the owners of the Daytona Speedway which hosts the most famous NASCAR event, and we plan on introducing a number of related products, and have a number of other licensed properties currently in development that are expected to contribute to our revenue and earnings growth over the next several years."

          "I am also pleased to say that we just recently completed the acquisition of our Chinese distributor's business and the establishment of our Chinese affiliate based in Shanghai. Our business in that region has grown by nearly 50% over the last two and a half years, and, as we expect this level of growth to continue, that region is obviously a priority for our business."

FISCAL 2005 RESULTS

          Net sales increased 10.6% to $920.5 million for the fiscal year ended June 30, 2005 from $832.0 million for the twelve months ended June 30, 2004, exceeding the Company's previous estimate for net sales between $900 million to $910 million. Excluding the favorable impact of foreign currency translation, net sales increased 8.5%.

          Net income was $39.1 million, or $1.30 per diluted share, versus $27.9 million, or $1.01 per share, for the prior twelve-month period and at the high end of the Company's previous estimate for earnings per diluted share of $1.26 to $1.30. The current fiscal year results exclude the impairment charge related to the sale of the Company's Miami Lakes facility, net of related tax benefits. The prior twelve-month period results exclude debt extinguishment and restructuring charges as well as the accelerated accretion on converted preferred stock. On a reported basis, earnings were $1.25 per diluted share for fiscal 2005, compared to a loss of $1.66 per share for the twelve months ended June 30, 2004.

OUTLOOK

          With respect to fiscal 2006, the Company currently anticipates annual net sales will increase approximately 8.5% to 10.5% to between $1.0 billion to $1.015 billion, assuming no impact from foreign currency translation. The Company expects to continue to increase its investment in new product development and advertising to support brand growth. The Company anticipates earnings per diluted share in fiscal 2006 to increase to $1.50 to $1.55, which represents a 15% to19% increase over the prior fiscal year, excluding charges. The earnings estimates exclude the impact of FAS 123R, "Accounting for Share-Based Payment," which became effective July 1, 2005, and is anticipated to reduce pre-tax income by approximately $5.7 million, or $0.13 per diluted share. Such estimates also do not include any debt extinguishment charges the Company may incur for the early retirement of long-term debt. On a reported basis, earnings per diluted share are expected to range between $1.37 to $1.42. Additionally, free cash flow is expected to range between $70 million and $80 million for the full fiscal year.

          Looking at the first half of fiscal 2006, net sales are expected to increase 8% to 12%, and earnings per diluted share are expected to increase 8% to 10% over the first half of fiscal 2005. The Company's expectations for the first and second fiscal quarters reflect the timing of brand development and marketing expenditures relating to PREVAGE™ and the Britney Spears Fantasy fragrance, the advertising support for Curious in multiple retail channels in the first fiscal quarter, the leverage from increased sales volumes realized in the second fiscal quarter and current holiday shipping schedules. Considering these factors, for the first fiscal quarter ending September 30, 2005, the Company anticipates net sales of $220 million to $230 million and earnings per diluted share of $0.05 to $0.07. For the second fiscal quarter ending December 31, 2005, the Company anticipates net sales of $360 million to $370 million and earnings per diluted share of $1.25 to $1.27. The quarterly earnings estimates exclude stock based compensation expense related to FAS 123R.

          Mr. Beattie concluded, "We have achieved significant operational and financial improvements over the last several years. We intend to continue to intensify the reinvestment of these savings into our brand-building efforts, both in established and emerging markets, such as greater China, Latin America and Eastern Europe, and thereby drive our top line and increase brand value."

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until August 25, 2005.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the fragrance brands Elizabeth Arden's Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden green tea, ardenbeauty and Elizabeth Arden Provocative Woman, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, Britney Spears' Curious, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; PREVAGE™ and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Cara O'Brien/Melissa Merrill
Financial Dynamics
(212) 850-5000

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net Sales	$187,114	$154,574	$920,538	$832,003
Cost of Sales	102,749	90,091	509,174	482,803

Gross Profit	84,365	64,483	411,364	349,200
Gross Profit Percentage (a)	45.1%	41.7%	44.7%	42.0%

Selling, General and Administrative Expenses	77,361	65,817	309,170	259,033
Depreciation and Amortization	5,346	5,357	21,505	21,115

Total Operating Expenses	82,707	71,174	330,675	280,148

Interest Expense, Net	5,685	5,817	23,526	32,440
Impairment Charge on Miami Lakes Facility	2,156	--	2,156	--
Debt Extinguishment Charges	--	--	--	38,805
Other Expense	--	9	--	4
(Loss) Income Before Income Taxes	(6,183)	(12,517)	55,007	(2,197)
(Benefit from) Provision for Income Taxes	(1,660)	(3,464)	17,403	(5,125)

Net (Loss) Income	(4,523)	(9,053)	37,604	2,928
Accretion and Dividend on Preferred Stock	--	359	--	2,650
Accelerated Accretion on Converted Preferred Stock	--	19,080	--	37,664

Net (Loss) Income Attributable to Common Shareholders	$(4,523)	$(28,492)	$37,604	$(37,386)

As reported:
Basic (Loss) Income Per Share	$(0.16)	$(1.12)	$1.35	$(1.66)
Diluted (Loss) Income Per Share	$(0.16)	$(1.12)	$1.25	$(1.66)

Basic Shares	28,434	25,347	27,792	22,483
Diluted Shares	28,434	25,347	30,025	22,483

EBITDA (b)	$4,848	$(1,343)	$100,038	$51,358

Adjusted before giving effect to the accelerated accretion on the converted Preferred Stock and debt extinguishment and other charges, net of taxes: (c)
Net (Loss) Income	$(3,055)	$(8,928)	$39,072	$27,921

Basic Income Per Share	$(0.11)	$(.035)	$1.41	$1.12
Diluted Income Per Share	$(0.11)	$(0.35)	$1.30	$1.01

Basic Shares	28,434	25,347	27,792	22,483
Diluted Shares	28,434	25,347	30,025	27,603

EBITDA (b)	$7,004	$(1,024)	$102,194	$93,702

(a)   Based on the percentage of net sales for the periods.

(b)   EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net (loss) income, as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com). (In thousands)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net (loss) income	$(4,523)	$(9,053)	$37,604	$2,928
Plus:
(Benefit from) provision for income taxes	(1,660)	(3,464)	17,403	(5,125)
Interest expense, net	5,685	5,817	23,526	32,440
Depreciation and amortization	5,346	5,357	21,505	21,115

EBITDA	4,848	(1,343)	100,038	51,358
Debt extinguishment charges	--	--	--	38,805
Restructuring charges	--	319	--	3,539
Impairment charge on Miami Lakes facility	2,156	--	2,156	--

EBTIDA excluding charges	$7,004	$(1,024)	$102,194	$93,702

(c)   The following tables reconcile the calculation of net income (loss) per share on a basic and fully diluted basis from the amounts reported in accordance with generally accepted accounting principles ("GAAP") to such amounts before giving effect to the debt extinguishment charges, charges related to consolidation of U.S. distribution facilities and the sale of the Miami Lakes facility and the accelerated accretion on the converted Series D Convertible Preferred Stock ("Preferred Stock"). This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to debt extinguishment and other charges and the anti-dilutive effects of the timing of the accretion charges on the Preferred Stock. The presentation of the non-GAAP information titled "Net income per share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and other charges, net of taxes" or " Net income per diluted share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and other charges, net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

As reported:
Basic
Net (loss) income attributable to common shareholders as reported	$(4,523)	$(28,492)	$37,604	$(37,386)

Weighted average shares outstanding as reported	28,434	25,347	27,792	22,483

Net (loss) income per basic share as reported	$(0.16)	$(1.12)	$1.35	$(1.66)

Diluted
Net (loss) income as reported	$(4,523)	$(28,492)	$37,604	$(37,386)

Weighted average basic shares outstanding as reported	28,434	25,347	27,792	22,483
Potential common shares - treasury method	--	--	2,233	--

Weighted average shares and potential dilutive shares as reported	28,434	25,347	30,025	22,483

Net (loss) income per diluted share as reported	$(0.16)	$(1.12)	$1.25	$(1.66)

Adjusted before giving effect to the converted Preferred Stock and debt extinguishment and other charges, net of taxes

Basic
Net (loss) income attributable to common shareholders as reported	$(4,523)	$(28,492)	$37,604	$(37,386)
Impairment charge -- Miami Lakes Facility, net of tax	1,468	--	1,468	--
Accelerated accretion on the converted Preferred Stock	--	19,080	--	37,664
Debt extinguishment charges, net of taxes	--	--	--	22,524
Restructuring charges, net of taxes	--	484	--	2,469

Net (loss) income attributable to common shareholders as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and other charges, net of taxes	$(3,055)	$(8,928)	$39,072	$25,271

Weighted average shares outstanding as reported	28,434	25,347	27,792	22,483

Net (loss) income per share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and other charges, net of taxes	$(0.11)	$(0.35)	$1.41	$1.12

Diluted
Net (loss) income attributable to common shareholders as reported	$(4,523)	$(28,492)	$37,604	$(37,386)
Impairment charge -- Miami Lakes Facility, net of tax	1,468	--	1,468	--
Accretion and dividend on the Preferred Stock	--	--	--	2,650
Accelerated accretion on the Preferred Stock converted during the Period	--	19,080	--	37,664
Debt extinguishment charges, net of taxes	--	--	--	22,524
Restructuring charges, net of taxes	--	484	--	2,469

Net (loss) income as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and other charges, net of taxes	$(3,055)	$(8,928)	$39,072	$27,921

Weighted average shares and potential dilutive shares as adjusted	28,434	25,347	30,025	27,603

Net (loss) income per diluted share as adjusted, before giving effect to the converted Preferred Stock, and debt extinguishment and restructuring charges, net of taxes	$(0.11)	$(0.35)	$1.30	$1.01

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2005	June 30, 2004

Cash	$25,316	$23,494
Accounts Receivable, Net	149,965	102,306
Inventories	273,343	258,638
Property and Equipment, Net	29,184	37,198
Exclusive Brand Licenses, Trademarks and Intangibles, Net	186,527	191,842
Total Assets	719,897	663,686
Short-Term Debt	47,700	65,900
Current Portion of Long-Term Debt	--	4,764
Current Liabilities	219,484	225,203
Long-Term Liabilities	253,522	236,423
Total Debt	281,502	304,466
Shareholders' Equity	259,200	202,060
Working Capital	275,628	191,872

###